Exhibit 99

May 26, 2006

ROBERT WALTER ANNOUNCES RESIGNATION FROM

CBS CORPORATION BOARD OF DIRECTORS

Robert Walter today announced his decision to resign from his position as a member of the CBS Corporation Board of Directors. Walter is the Founder and Chairman of Cardinal Health and has just recently stepped down as CEO of Cardinal Health. His resignation is effective today.

Walter has served CBS Corporation and its predecessor companies with great distinction. He has been a member of the CBS Board (formerly Viacom Inc.) since 2000, and before that served as director of predecessor companies, Westinghouse Electric Corporation and the former CBS Corporation.

Walter also served as a member of the Company’s Compensation Committee. In this capacity he will be replaced by fellow Director Bruce Gordon.

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Press Contact:

Dana McClintock	212/975-1077	dlmcclintock@cbs.com